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                                                                    Exhibit 99.A

                                                               EXECUTION VERSION
                                                    INTEL/CLEARWIRE CONFIDENTIAL

                                VOTING AGREEMENT

     This VOTING AGREEMENT (the "AGREEMENT") is made and entered into as of August 29, 2006, by and among Clearwire Corporation, a Delaware corporation (the "COMPANY"), Intel Pacific, Inc., a Delaware corporation ("INTEL"), Intel Capital Corporation, a Cayman Islands corporation ("INTEL SUB"), and Eagle River Holdings, LLC, a Washington limited liability company ("EAGLE RIVER").

     WHEREAS, the Company and Intel have entered into, or will enter into contemporaneously herewith, a Common Stock Purchase Agreement (the "PURCHASE AGREEMENT"), under which Intel has agreed, or will agree, to purchase, and the Company has agreed, or will agree, to sell to Intel shares of the Company's Class A Common Stock, $0.0001 par value per share (the "CLASS A COMMON STOCK"), and Class B Common Stock, $0.0001 par value per share (the "CLASS B COMMON STOCK" and, together with the Class A Common Stock, the "COMMON STOCK"), subject to certain terms and conditions;

     WHEREAS, Intel Sub is the holder of shares of Class A Common Stock and Eagle River is the owner and holder of shares of Class A Common Stock and Class B Common Stock;

     WHEREAS, in connection with the transaction contemplated by the Purchase Agreement, Intel and Intel Sub shall have the right to designate and elect certain member(s) to the Company's Board of Directors ("BOARD") as provided in this Agreement;

     WHEREAS, the execution and delivery of this Agreement is a condition precedent to the obligations of Intel under the Purchase Agreement; and

     WHEREAS, in order to induce Intel to enter into the Purchase Agreement and purchase shares of Common Stock thereunder, the Company and Eagle River desire to enter into this Agreement with Intel and Intel Sub.

     NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1. Agreement to Vote. Each Holder (as defined below) hereby agrees, on behalf of itself and any of its affiliates, subsidiaries, parents, stockholders, members, partners, heirs, executors, representatives, successors, transferees, and assigns, to hold, or cause to be held, all of its Shares (as defined below) subject to, and to vote, or cause to be voted, all such Shares at any regular or special meeting of the stockholders of the Company (or by written consent) in accordance with the provisions of this Agreement. For purposes of this Agreement, (i) the term "SHARES" shall mean any shares of the capital stock of the Company, including, without limitation, the Class A Common Stock, Class B Common Stock, any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such securities, and any other voting securities of the Company, in each case, whether currently owned or hereinafter acquired, owned of record or beneficially, directly or indirectly, or to


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which voting power is possessed or shared, and (ii) the term "HOLDER" shall mean
(1) Eagle River and any person or entity to whom Eagle River may from time to time transfer, sell, convey, or assign any Shares, (2) Intel and any person or entity to whom Intel may from time to time transfer, sell, convey, or assign any Shares, and (3) any person or entity to whom the Company may from time after the date hereof to time issue and sell shares of Class B Common Stock or any securities convertible into or exchangeable for shares of Class B Common Stock.

     2. Election of Directors. Each Holder shall vote, or cause to be voted, at any regular or special meeting of the stockholders of the Company (or by written consent) its Shares in any election of directors of the Company, as may be necessary to elect as a director or directors:

          (a) two (2) individuals designated or nominated by Intel, who shall initially be Arvind Sodhani and David (Dadi) Perlmutter, but only if Intel, Intel Sub, and their respective affiliates own or hold, in the aggregate, Shares representing at least 15% of the outstanding capital stock of the Company;

          (b) one (1) individual designated or nominated by Intel, but only if Intel, Intel Sub, and their respective affiliates own or hold, in the aggregate, Shares representing at least 7.5%, but less than 15%, of the outstanding capital stock of the Company; and

          (c) four (4) individuals designated or nominated by Eagle River.

     3. Removal of Board Members. Each Holder also agrees to vote all of such Holder's Shares from time to time and at all times in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to Section 2 of this Agreement may be removed from office other than for cause unless (A) such removal is directed or approved by the affirmative vote of the Holder entitled under Section 2 to designate that director or (B) the person(s) or entity(ies) originally entitled to designate or nominate such director pursuant to Section 2 is no longer so entitled to designate or approve such director; and (ii) any vacancies created by the resignation, removal, or death of a director elected pursuant to Section 2 shall be filled pursuant to the provisions of Section 2.

     4. Legend on Share Certificates. Each certificate representing any Shares owned or held by a Holder shall be endorsed by the Company with a legend reading substantially as follows:

          "THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT, INCLUDING THE RESTRICTIONS ON TRANSFER SET FORTH THEREIN."


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     5. Covenants of the Company.

          (a) The Company agrees to use its best efforts to ensure that the rights granted hereunder are effective and that the parties enjoy the benefits thereof. Such actions include, without limitation, the use of the Company's best efforts to cause the election and/or removal of the Class B Directors as provided in Sections 2 and 3 above. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the parties hereunder against impairment.

          (b) The Company agrees that it will not issue any shares of Class B Common Stock or any securities convertible into or exchangeable for shares of Class B Common Stock, or any securities that have or will have the right to vote with the Class B Common Stock in the election of the Class B Directors, unless the purchaser(s) of such shares or securities executes and delivers to the Company, with a true and correct copy to be provided to Intel, an Adoption Agreement, substantially in the form of Exhibit A attached hereto (the "ADOPTION AGREEMENT"), prior to such issuance and sale in which each such purchaser agrees to be bound as a Holder by, and comply with all of, the terms of this Agreement that are applicable to a Holder.

     6. No Liability for Election of Recommended Directors. No party to this Agreement or any parent, subsidiary, affiliate, officer, director, stockholder, partner, retired partner, member, retired member, stockholder, employee, representative, or agent of any party, makes any representation or warranty as to the fitness or competence of any director nominee hereunder to serve on the Board by virtue of such party's execution of this Agreement or by the act of such party in voting for such director nominee pursuant to this Agreement.

     7. Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

     8. Grant of Proxy. Upon the failure of any Holder to vote its Shares in accordance with the terms of this Agreement with respect to the election and removal of individuals designated or nominated by Intel, such Holder hereby grants to a stockholder designated by Intel a proxy coupled with an interest in all of the Shares of such Holder. Upon the failure of any Holder to vote its Shares in accordance with the terms of this Agreement with respect to the election and removal of individuals designated or nominated by Eagle River, such Holder hereby grants to a stockholder designated by Eagle River a proxy coupled with an interest in all of the Shares of such Holder. Each proxy granted hereby shall be irrevocable until this Section 8 is amended to remove such grant of proxy in accordance with Section 15 hereof, to vote all such Shares in the manner provided in Section 2 and 3 hereof.


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     9. Specific Enforcement. It is agreed and understood that any non-compliance with the terms of this Agreement (or any threat thereof) by the Company or any Holder would cause material irreparable damage to Intel and that the remedy at law is and will be inadequate, and that, in addition to all other remedies which it may have, Intel will be entitled to immediate specific performance and injunctive or other equitable relief without the need to post a bond or other security or prove actual damage. Further, the Company and each Holder hereby waive any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

     10. Execution by the Company. The Company, by its execution and delivery of this Agreement, agrees that it will cause the certificates issued after the date hereof evidencing the shares of Class B Common Stock to bear the legend required by Section 4 herein, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of capital stock of the Company upon written request from such holder to the Company, at its principal office. The parties hereto hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by Section 4 herein and/or failure of the Company to supply, free of charge, a copy of this Agreement as provided under this Section 10 shall not affect the validity or enforcement of this Agreement.

     11. Restrictions on Exercise of Drag Along Right Against Intel.

          (a) Notwithstanding Section 6 of that certain Amended and Restated Stockholders Agreement, dated as of March 16, 2004 (the "STOCKHOLDERS AGREEMENT"), the Company and Eagle River each agrees and acknowledges that Intel and Intel Sub shall have no obligation to take any action specified under
Section 6 of the Stockholders Agreement in connection with the exercise of the Drag Along Right (as such term is defined in the Stockholders Agreement) or any event giving rise to a Drag Along Right, unless each of the following conditions is satisfied (each capitalized term in this Section 11(a) that is not otherwise defined shall have the meaning ascribed to it set forth in the Stockholders Agreement):

               (i) The Selling McCaw Entity shall be required to commit to a Transfer in a bona fide arm's-length transaction with a Person that is not an Affiliate of the McCaw Entities.

               (ii) The only representations, warranties or covenants that Intel or Intel Sub shall be required to make in connection with a Transfer giving rise to a Drag Along Right (such Transfer, a "COMPANY SALE") are representations and warranties with respect to its own ownership of the Company's securities to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances or adverse claims and reasonable covenants regarding confidentiality, publicity, and similar matters.

               (iii) The liability of Intel and Intel Sub with respect to any representation and warranty or covenant made by the Company in connection with a Company Sale shall be several and not joint with any other person, and any such liability shall be limited to Intel's or Intel Sub's pro rata share of the aggregate consideration payable to all


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stockholders of the Company in the Company Sale, which may be held in escrow for a period not to exceed 12 months from the closing date of the Company Sale.

               (iv) Neither Intel nor Intel Sub shall be required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer, or their respective affiliates.

               (v) Neither Intel nor Intel Sub shall be required to agree to any covenant not to compete or covenant not to solicit customers, employees, or suppliers of any party to the Company Sale.

          (b) Neither Intel nor Intel Sub will be bound by the Drag Along Right following any assignment of the Drag Along Right (by operation of law or otherwise) by Eagle River unless the person or entity to whom such right is assigned shall have executed a written agreement, substantially in the form of this Section 11 or pursuant to which such person becomes a party to this Agreement, and agrees to be bound by all the provisions of this Section 11.

          (c) Neither Intel nor Intel Sub will be bound by the Drag Along Right if Eagle River takes or consents to any action that results in the ability of any person or entity not an original party to this Agreement to exercise the Drag Along Right against Intel or Intel Sub, unless such person or entity shall have executed a written agreement, substantially in the form of this Agreement or pursuant to which such person becomes a party to this Agreement, and agrees to be bound by all the provisions of this Section 11.

     12. Captions. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

     13. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with regard to the subjects hereof; provided, however, that nothing in this Agreement shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

     14. Notices. All notices, requests, waivers, and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to a party; (b) when sent by facsimile if sent during normal business hours of the recipient with confirmation of sending to the fax number set forth below or, if sent after normal business hours with confirmation of sending, then notice shall be deemed to have been duly given on the next business day; (c) three (3) business days after deposit in the U.S. mail with registered or certified mail return receipt requested first class, postage prepaid, and addressed to a party as set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, and addressed to a party as set forth below with next-business-day delivery guaranteed, provided that the sending


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party receives a confirmation of delivery from the delivery service provider.
All notices, requests, waivers, and other communications shall be sent to the receiving party at its address as set forth below, or to such address or facsimile number as subsequently modified by written notice given in accordance with this Section 14.

               (i)  if to the Company, at:

                    Clearwire Corporation
                    5808 Lake Washington Blvd. NE, Suite 300
                    Kirkland, WA 98033
                    Facsimile No: (425) 216-7900
                    Attn: Broady Hodder, General Counsel

                    With a copy to:

                    Davis Wright Tremaine, LLP
                    1501 Fourth Avenue
                    2600 Century Square
                    Seattle, WA 98121
                    Facsimile No: (206) 628-7699
                    Attn: Julie Weston, Esq.

               (ii) if to Intel or Intel Sub:

                    Intel Pacific, Inc.
                    c/o Intel Corporation
                    2200 Mission College Blvd., RN6-46
                    Santa Clara, CA 95054-1549
                    Attn: Intel Capital Portfolio Manager
                    Fax Number: (408) 765-6038

                    With copies to: portfolio.manager@intel.com

               (iii) if to Eagle River, at:

                    Eagle River Holdings, LLC
                    2300 Carillon Point
                    Kirkland, WA 98033
                    Fax Number: 425-828-8061

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto, but the absence of such confirmation shall not affect the validity of any such communication.


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     15. Amendments and Waivers. Any term of this Agreement may be amended, terminated, or waived only with the written consent of the Company, Intel, and Eagle River. Any amendment, termination, or waiver effected in accordance with this Section 15 shall be binding upon each transferee of the Shares, each future Holder of Shares, and the Company.

     16. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to the Company, Intel, and/or any Holder, upon any breach or default under this Agreement shall impair any such right, power, or remedy of the Company, Intel, and/or any Holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of the Company, Intel, or a Holder of any breach of default under this Agreement or any waiver on the part of the Company, Intel, or a Holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Company, Intel, or a Holder shall be cumulative and not alternative.

     17. Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares hereafter to any Holder (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 4.

     18. Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the validity or enforceability of any other provision of this Agreement.

     19. Restrictions on Transferability; Binding Effect. This Agreement shall be binding upon the Holders, their respective heirs, executors, representatives, successors, transferees, and assigns and to such additional individuals or entities that may become a Holder of the Shares. For any such transfer of shares to be deemed effective, the transferee shall have executed and delivered to the Company, with a true and correct copy to be provided to Intel and Eagle River, an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement, such transferee shall be deemed to be a Holder hereunder as if such transferee's signature appeared on the signature pages hereto. By their execution of this Agreement or any Adoption Agreement, each Holder hereunder appoints the Company as its attorney-in-fact for the purpose of executing any Adoption Agreement which may be required to be delivered hereunder.

     20. Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of laws.


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     21. Counterparts. This Agreement may be executed and delivered by facsimile signature in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]


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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                        CLEARWIRE CORPORATION


                                        By: /s/ Benjamin G. Wolff
                                            ------------------------------------
                                        Name: Benjamin G. Wolff
                                              ----------------------------------
                                        Title: Co-President & Co-CEO
                                               ---------------------------------


                                        INTEL PACIFIC, INC.


                                        By: /s/ Arvind Sodhani
                                            ------------------------------------
                                        Name: Arvind Sodhani
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------


                                        INTEL CAPITAL CORPORATION


                                        By: /s/ Arvind Sodhani
                                            ------------------------------------
                                        Name: Arvind Sodhani
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------


                                        EAGLE RIVER HOLDINGS, LLC


                                        By: /s/ Benjamin G. Wolff
                                            ------------------------------------
                                        Name: Benjamin G. Wolff
                                              ----------------------------------
                                        Title: Co-President & Co-CEO
                                               ---------------------------------

                 [SIGNATURE PAGE TO CLEARWIRE VOTING AGREEMENT]


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                                    EXHIBIT A

                               ADOPTION AGREEMENT

     This Adoption Agreement ("ADOPTION AGREEMENT") is executed by the undersigned (the "TRANSFEREE") pursuant to the terms of that certain Voting Agreement dated as of August 29, 2006 (the "AGREEMENT") by and among the Company, Intel, Intel Sub, and Eagle River. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

     1. Acknowledgment. Transferee acknowledges that Transferee is acquiring certain shares of the common stock of the Company (the "STOCK"), subject to the terms and conditions of the Agreement.

     2. Agreement. Transferee (i) agrees that the Stock acquired by Transferee shall be deemed to be "Shares" under the Agreement, (ii) agrees to be bound as a Holder by, and comply with all of, the terms of this Agreement that are applicable to a Holder, and (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto.

     3. Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

     EXECUTED AND DATED this ______ day of _____________.

                                        TRANSFEREE:


                                        By:
                                            ------------------------------------
                                        Name and Title
                                                       -------------------------
                                        Address:
                                                 -------------------------------
                                        Fax:
                                             -----------------------------------


Accepted and Agreed:

CLEARWIRE CORPORATION:


By:
    ---------------------------------
Title:
       ------------------------------